UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Northrop Grumman Corporation

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TO: Record Stockholders of Northrop Grumman Corporation as of the close of business on March 23, 2010

Notice of Proposed Amendment and Restatement of Certificate of Incorporation

In accordance with Section 242 of the Delaware General Corporation Law, the Company hereby provides notice that the following amendments will be proposed for adoption at the Company’s 2010 Annual Meeting of Stockholders. Stockholder approval of the following amendments will also be deemed to constitute the approval of the filing of a new Restated Certificate of Incorporation enacting such amendments.

First, Article Fourth of the Certificate of Incorporation would be amended as follows:

FOURTH:    1.    The total number of shares of stock which the Corporation shall have authority to issue is Eight Hundred Ten Million (810,000,000), consisting of Eight Hundred Million (800,000,000) shares of Common Stock, par value One Dollar ($1.00) per share (the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value One Dollar ($1.00) per share (the “Preferred Stock”).

  2.    Shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by resolution of the Board of Directors of the Corporation (the “Board of Directors”) prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

  ~~Pursuant to the authority conferred by this Article Fourth, the following series of Preferred Stock has been designated, such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:~~

  ~~Exhibit 1: Series B Convertible Preferred Stock~~

Second, Exhibit 1 will be deleted from the Certificate of Incorporation.

Third, Article Seventh of the Certificate of Incorporation would be amended as follows:

SEVENTH:    The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, the exact number of directors of the Corporation shall be ~~determined~~ fixed from time to time by ~~a Bylaw or amendment thereto~~ the Board of Directors.

Fourth, Article Eighth of the Certificate of Incorporation would be amended as follows:

EIGHTH:    ~~Until the 2008 annual meeting of stockholders, the Board of Directors shall be and is divided into three classes, Class I, Class II and Class III. The number of authorized directors in each class shall be the whole number contained in the quotient obtained by dividing the authorized number of directors by three. If a fraction is also contained in such quotient, then additional directors shall be apportioned as follows: if such fraction is one-third, the additional director shall be a member of Class I; and if such~~

~~fraction is two-thirds, one of the additional directors shall be a member of Class I and the other shall be a member of Class II. The directors elected to Class III in 2003 shall serve for a term ending on the date of the annual meeting held in calendar year 2006, the directors elected to Class I in 2004 shall serve for a term ending on the date of the annual meeting held in calendar year 2007 and the directors elected to Class II in 2005 shall serve for a term ending on the date of the annual meeting held in calendar year 2008. The term of each director elected after the 2005 annual meeting shall end at the first annual meeting following his or her election. Commencing with the annual meeting in 2008, the classification of the Board of Directors shall terminate, and all directors~~ All directors of the Corporation shall be of one class and shall serve for a term ending at the annual meeting following the annual meeting at which the director was elected. Notwithstanding the foregoing ~~provisions~~ sentence of this Article Eighth: each director shall serve until his or her successor is elected and qualified or until his or her death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director~~,~~; and additional directors, elected pursuant to Section 2 of Article Fourth hereof in connection with rights to elect such additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, ~~shall not be included in any class, but~~ shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board of Directors establishing such class or series.

Fifth, Article Ninth of the Certificate of Incorporation would be amended as follows:

NINTH:    Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for a term that shall end at the first annual meeting following his or her election and shall remain in office until such director’s successor shall have been elected and qualified or until such director’s death, resignation or removal, whichever first occurs.

Sixth, Article Tenth of the Certificate of Incorporation would be amended as follows:

~~TENTH:    Any director serving during his or her three year term of office pursuant to the classification of the Board of Directors provided for in Article Eighth shall be removed only for cause.~~

TENTH:     RESERVED.

Seventh, Article Twelfth of the Certificate of Incorporation would be amended as follows:

TWELFTH:    ~~Special~~ Subject to the terms of any class or series of Preferred Stock, special meetings of the stockholders of the Corporation ~~for any purpose or purposes may be called at any time by a majority of the Board of Directors or by the Chairman of the Board. Special meetings~~ may be called by the Board of Directors (or an authorized committee thereof) or the Chairperson of the Board of Directors and shall be called by the Secretary of the Corporation following the Secretary’s receipt of written requests to call a meeting from the holders of at least 25% of the voting power of the outstanding capital stock of the Corporation who have delivered such requests in accordance with and subject to the provisions of the Bylaws (as amended from time to time), including any limitations set forth in the Bylaws on the ability to make such a request for such a special meeting. Except as otherwise required by law or provided by the terms of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may not be called by any other person or persons. ~~Each special meeting shall be held at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law.~~